UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2017 (March 13, 2017)

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2150 St. Elzéar Blvd. West, Laval, Quebec, Canada H7L 4A8
(Address of principal executive offices) (Zip Code)

(514) 744-6792

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

William A. Ackman and Stephen Fraidin, both members of the Board of Directors (the “Board”) of Valeant Pharmaceuticals International, Inc. (the “Company”) and affiliates of Pershing Square Capital Management, L.P. (“Pershing Square”), advised the Company on March 13, 2017 that they have decided not to stand for reelection to the Board at the next annual meeting. Messrs. Ackman and Fraidin made this decision in light of the sale by Pershing Square and affiliated entities of all Company shares held by them and in order to dedicate more time to other Pershing Square portfolio companies and investment opportunities. Messrs. Ackman and Fraidin will continue to serve as directors on the Board until their terms end at the Company’s 2017 annual meeting of shareholders. Mr. Ackman currently serves as the chairman of the Finance and Transactions Committee of the Board, and Mr. Fraidin currently serves as a member of the Conduct and Compliance Committee and the Talent and Compensation Committee of the Board. The determinations of Messrs. Ackman and Fraidin not to stand for reelection was not a result of any disagreement with the Company or the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2017

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Christina Ackermann
Christina Ackermann
Executive Vice President and General Counsel